Exhibit 99.2*

* Confidential treatment has been granted or requested with respect to portions of this exhibit, and such confidential portions have been deleted and separately filed with the Securities and Exchange Commission pursuant to Rule 24b-2 or Rule 406.

                         VOLUME PURCHASE AGREEMENT

Ampy Automation Digilog Limited ("AMPY"), a U.K. company, with its primary offices located at Frognall, Deeping St. James, Peterborough, PE6 8SE, England, and Ramtron International Corporation ("RAMTRON"), a Colorado Company, with its primary offices located at 1850 Ramtron Drive, Colorado Springs, Colorado, U.S.A. 80921, enter into this agreement on 24 July 2000.

1.  BACKGROUND

    a. AMPY has incorporated several Ramtron devices into its existing meters. In general these meters are manufactured by sub-contract manufacturers appointed by AMPY (hereinafter "AMPY's manufacturers").

    b. AMPY has recently been awarded a contract by ENEL Distribuzione SpA ("ENEL") to design two meters which will be built by sub-contract manufacturers appointed by ENEL (hereinafter "ENEL's manufacturers"). ENEL may purchase up to 27,000,000 meters of these designs over a three to four year period commencing in early 2001.

2.  PURPOSE

AMPY wishes to secure the right to purchase, and the right for the AMPY manufacturers and the ENEL manufacturers to purchase, a high volume of products ("Products") from RAMTRON over a five (5) year period for use in AMPY's and ENEL's metering products in the estimated yearly quantities and at the prices set forth in Appendix A and to the schedules and Product specifications set forth in Appendix B of this agreement. RAMTRON wishes to sell to AMPY and/or the AMPY manufacturers and/or ENEL manufacturers ("Buyers") the products set forth in this agreement in the quantities and at the prices specified in this agreement.

3.  TERM OF AGREEMENT

    a. RAMTRON acknowledges that AMPY proposes to design certain of the Products into ENEL's meters on the basis of the prices shown in Appendix A of this agreement. In consideration of this, RAMTRON agrees that it will supply the Products to ENEL's manufacturers at the prices shown in Appendix A or at the lowest price offered by Ramtron to any other customer if that price is lower than those shown in Appendix A, so long as:

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        -  the annual volumes required by ENEL's manufacturers do not vary from those shown in Appendix A by more than 20%

        - RAMTRON shall have the right to give notice to AMPY that it proposes to increase the prices shown in Appendix A so long as such notice is given not less than 6 months prior to the introduction of the proposed price changes

    b. AMPY agrees that, in respect of the Products used in its own meters, pricing, quantities, delivery schedules, specific products and other terms and conditions may be renegotiated from time to time during the term of this agreement as is mutually acceptable to both AMPY and RAMTRON. The term of this Agreement is five (5) years from the date on which the agreement is signed by both parties.

    c. The rest of this agreement relates solely to the terms and conditions to be applied to Products supplied to AMPY's manufacturers so long as RAMTRON shall accept terms and conditions of supply to ENEL's manufacturers which are no less favourable than those set out herein.

4.  PURCHASE ORDERS, RESCHEDULES and CANCELLATIONS

Blanket purchase orders will be placed with RAMTRON on an annual basis by AMPY and/or the AMPY manufacturers (hereinafter the "AMPY Buyers"). Releases against these annual blanket purchase orders will be place no later than 120 days prior to the first scheduled delivery. Acceptance of orders will be acknowledged in writing by RAMTRON within ten (10) days of the receipt of such orders from the AMPY Buyers. Reschedules pushing out a scheduled delivery date for up to thirty percent (30%) of the scheduled quantity must be received by RAMTRON in writing no later than sixty (60) days prior to the original delivery date. Reschedules pushing out a scheduled delivery date between thirty percent (30%) and fifty percent (50%) of the scheduled quantity must be received in writing by RAMTRON no later than ninety (90) days prior to the original delivery date. Reschedules of more than fifty percent (50%) of the original scheduled quantity or cancellation of a scheduled delivery must be received by RAMTRON in writing no less than one hundred and eighty (180) days prior to the originally scheduled delivery date. Requests to increase the quantity of a scheduled shipment or pull in the delivery date of a scheduled shipment must be received in writing no less than ninety days prior to the requested quantity increase or delivery pull in date. RAMTRON will make a best effort to increase the quantity on a scheduled delivery or pull in a scheduled delivery when requested in writing no less than one hundred twenty (120) days prior to the delivery date of the quantity increase or pull in. In addition to the above, RAMTRON will use its reasonable efforts to supply Products in accordance with AMPY's requirements.

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5.  PAYMENT

For direct purchases from Ampy or Enel Payment terms will be wire transfer in U.S. dollars to RAMTRON's designated account within sixty (60) days from the invoice date of each shipment, F.O.B. RAMTRON's contracted assembly and test houses located in China and Southeast Asia. RAMTRON's liability for delivery ceases upon RAMTRON making delivery to the carrier designated by the AMPY Buyers at the F.O.B. point. Title and all risk of loss or damage shall pass to the Ampy Buyers upon such delivery to the carrier. For any other third party, the payment term will be mutually agreed upon by RAMTRON and the third party.

6.  FORCE MAJEURE

In the event that either party hereto shall be rendered wholly or partly unable to carry out its obligations under this Agreement by reason of causes beyond its control, including but not limited to fire, flood, explosion, action of the elements, acts of God, accidents, epidemics, strikes, lockouts, or other labor trouble or shortage, inability to obtain or shortage of material, equipment or transportation, insurrection, riots or other civil commotion, war, enemy action, acts, demands or requirements of the governments in any state, or by any other cause which it could not reasonably be expected to avoid, then the performance of the obligations of either party or both as they are affected by such causes shall be excused during the continuance of any inability so caused, but such inability shall as far as possible be remedied within a reasonable period of time, provided, however, that notwithstanding the above, the provisions of this Section 6 shall not apply to payment of monies due and owing from one party to the other.

7.  WARRANTY

RAMTRON warrants that Products delivered hereunder shall be free from defects in material and workmanship under normal use and service for a period of one
(3) years from the delivery of Products to the AMPY Buyers. If, during such one year period, (i) RAMTRON is notified promptly in writing upon discovery of any defect in the Products, including a detailed description of such defect; (ii) if possible, the AMPY Buyers returns such Products to RAMTRON, F.O.B. RAMTRON's facility or at least a representative sample thereof; and
(iii) RAMTRON's examination of such Products discloses the RAMTRON's satisfaction that such Products are defective and such defects are not caused by accident, abuse, misuse, neglect, alteration, improper installation, repair or alteration by someone other than RAMTRON, improper testing, or use contrary to any instructions issued by RAMTRON, then within a reasonable time RAMTRON shall refund the AMPY Buyers with the purchase price for such Products together with the transportation charges originally incurred by the AMPY Buyers and any costs incurred by the AMPY Buyers in returning the samples to RAMTRON. The performance of this warranty does not extend the warranty period for any Products beyond that period applicable to the Products originally delivered. THE FOREGOING WARRANTY CONSTITUTES RAMTRON'S EXCLUSIVE LIABILITY, AND THE EXCLUSIVE REMEDY OF THE AMPY BUYERS, FOR ANY BREACH OF ANY WARRANTY OR OTHER NONCONFORMITY OF PRODUCTS. THIS WARRANTY IS EXCLUSIVE, AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

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8.  CONSEQUENTIAL DAMAGES

The AMPY Buyers' exclusive remedy for claims arising under this Agreement shall be for actual damages; and RAMTRON's liability for all losses and damages of any type whatsoever, whether on account of negligence, breach of warranty or otherwise, shall in no event exceed the purchase price of the Products together with the transportation charges outlined in paragraph 7 with respect to which such losses or damages occur. In no event shall RAMTRON be liable for lost profits or production or other indirect, special, consequential or incidental damages of any type whatsoever.

9.  PATENT INDEMNITY

RAMTRON shall, at its own expense, defend any suit that may be instituted against the AMPY Buyers for any alleged infringement of any valid patent, trademark, mask work or copyright related to the Products provided that:
(i) such alleged infringement does not arise from the use of such Products as a part of or in combination with any other devices or parts; (ii) the AMPY Buyers give RAMTRON notice in writing as soon as reasonably practical of any such suit and permits RAMTRON, through counsel of its choice, to answer the charge of infringement and defend such suit; (iii) the AMPY Buyers give RAMTRON all the needed information, assistance and authority, at RAMTRON's expense, to enable RAMTRON to defend such suit. In the case of a final award of damages in any suit, RAMTRON shall pay such award but shall not be responsible for any settlement made without its prior written consent. THIS
SECTION 8 STATES RAMTRON'S TOTAL RESPONSIBILITY AND LIABILITY, AND THE AMPY BUYER'S SOLE REMEDY, FOR ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT BY ANY PRODUCTS DELIVERED HEREUNDER OR ANY PART THEREOF. THIS SECTION 8 IS IN LIEU OF AND REPLACES ANY OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTY AGAINST INFRINGEMENT. IN NO EVENT SHALL RAMTRON BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY SUCH INFRINGEMENT.

10.  GOVERNING LAW

This laws of the State of Colorado, United State of America, shall govern in all respect as to the validity, interpretation, construction and enforcement of this Agreement, without reference to conflict of the laws principles.

11.  ENTIRETY OF AGREEMENT

This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all other oral or written representations and understandings. This Agreement may only be amended or modified in writing.

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12.  CONFIDENTIALITY

Both RAMTRON and AMPY agree that the existence and terms of this agreement must remain confidential between them and that no public announcement of any kind concerning this agreement will be made without the express prior agreement in writing of the other party.

Ampy Automation Digilog Limited

/S/  Jonathan Elmer
----------------------------
Jonathan Elmer
Managing Director

Date:  July 24, 2000

Ramtron International Corporation

/S/ Don Carrigan
----------------------------
Don Carrigan
Vice President

Date:  July 27, 2000

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                                 APPENDIX A

Products

FM24C256         256Kbit 2-wire interface serial ferroelectric memory

FM24C04          4Kbit 2-wire interface serial ferroelectric memory

FM24C16          16Kbit 2-wire interface serial ferroelectric memory

Quantities and Prices

                                  '00    '01    '02    '03    '04    '05

FM24C256
   Qty (Mu)                                       **
   Price/unit (US$)                               **
FM24C04
   Qty (Mu)                                       **
   Price/unit (US$)                               **
FM24C04
   Qty (Mu)                                       **
   Price/unit (US$)                               **
FM24C16
   Qty (Mu)                                       **
   Price/unit (US$)                               **
FM24C16
   Qty (Mu)                                       **
   Price/unit (US$)                               **

Prices for FM24C04 & FM24C16 are quoted on an either or basis dependant on volume.

Prices apply to new orders placed after the signing of this agreement.

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                                 APPENDIX B

FM24C256 Specification and Development Schedule

Specification

RAMTRON agrees to supply the 256Kbit serial FRAM memory to the specification defined in the RAMTRON document "Product Preview, FM24C256, 256Kb Serial FRAM Memory" dated 12 April 2000. AMPY agrees to this specification.

FM24C256 Development Schedule

RAMTRON agrees to supply AMPY with the FM24C256 Product by the following schedule:

Engineering Samples                      **
Pre-production units (  **  )            **
Production units (  **  )                **
Production units (  **  )                **
8 lead SOIC package                      **

Other Products

All other Products, specifically; FM24C04 and FM24C16, which are cited in this agreement are production products and available in production quantities in accordance with the lead times and other terms and conditions cited in this Agreement. The specifications of these Products, agreed to by both parties, are defined in the RAMTRON data sheets for these Products at the time this Agreement is signed.

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